Exhibit 99.4

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
April 18, 2006	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com

CORUS BANKSHARES ANNOUNCES
2-FOR-1 STOCK SPLIT &
QUARTERLY CASH DIVIDEND

Chicago, Illinois – Corus Bankshares, Inc. (NASDAQ: CORS) (“Corus”) Board of Directors today declared a 2-for-1 stock split. The split is to be effected in the form of a 100 percent stock dividend but will be accounted for as a stock split. The additional shares will be distributed on May 18, 2006, to shareholders of record at the close of business May 1, 2006. Corus’ stock price listings will reflect the 2-for-1 stock split beginning May 19, 2006.

The board also declared a quarterly cash dividend of $0.40 per share. Corus’ cash dividend will be paid on July 10, 2006 to shareholders of record on June 27, 2006. The stock will begin trading ex-dividend on June 23, 2006. (The cash dividends are payable after the above-mentioned 2-for-1 stock split is to be effective. Therefore, beginning on May 19, 2006 the dividend will be quoted as $0.20 and paid as such on July 10, 2006.)

“Corus recently announced record earnings of $43.4 million, or $1.50 per diluted share, for the first quarter of 2006,” said Robert J. Glickman, President and Chief Executive Officer.  “The strength of our first quarter earnings, which represented a 54% growth over last year’s results, is a direct result of the continued strength of our commercial real estate lending and deposit gathering efforts. We are pleased to see the market recognize this performance by rewarding our stock with a gain of nearly 90% since our last stock split, which was declared less than 3 years ago.”

Also, at today’s shareholder meeting, Corus’ shareholders approved amending the Articles of Incorporation to increase authorized common shares from 50 million to 130 million.  This technical action was necessary to accommodate the aforementioned 2-for-1 stock split.

Corus Bankshares, Inc. is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. Corus is an active commercial real estate lender nationwide, specializing in condominium, hotel, office and apartment loans. Corus Bank holds loans of up to $150 million for its own account and also syndicates larger transactions.

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